Exhibit 99.1

NEWS RELEASE

Dynatronics Announces Fiscal 2016 Second Quarter Financial Results
•	Net sales increase to $7.5 million as SolarisPlus drives organic growth

•	Q2 gross margin expands to 35.8% compared to 33.7% last year due to growth in high-margin proprietary therapeutic products

•	Regulatory approvals in Singapore and Peru extend our geographical reach for the SolarisPlus and "25 Series" product lines

•	Addition of seasoned healthcare executives strengthens Board of Directors
Cottonwood Heights, Utah (February 16, 2015) – Dynatronics Corporation (NASDAQ: DYNT) today announced financial and operating results for its fiscal 2016 second quarter and six months ended December 31, 2015.
Net sales for the quarter were $7.5 million, a 2.4 percent increase compared to $7.3 million in the same period of the prior year. Gross margin for the quarter was 35.8 percent, compared to 33.7 percent for the quarter ended December 31, 2014, reflecting a greater percentage of sales of proprietary therapeutic products which carry higher-than-average margins.
 "While we are in the early stages of our growth initiatives, they showed promising results this quarter," commented Kelvyn H. Cullimore Jr., chairman and chief executive officer. "Our sales team delivered double-digit growth in sales of our top-selling SolarisPlus product line which is the centerpiece of our organic growth strategy.  These high-margin proprietary products drove gross profit up by 8.7 percent in the quarter."
Net sales for the six months ended December 31, 2015, were $14.9 million, a 2.4 percent increase compared to $14.5 million in the same period of the prior year. Gross margin for the six-month period improved to 34.9 percent, compared to 34.7 percent for the six-month period ended December 31, 2014.
"We continue to benefit from a better market environment today, compared to the past several years," commented Larry K. Beardall, executive vice president of sales. "New initiatives incentivizing sales of our core modalities accounted for much of the increased sales during the quarter.  Those initiatives encouraged sales representatives to expand efforts into new accounts and markets.  In addition, the incentives promoted renewed contact with dormant former customers.
"Internationally, the recent regulatory approvals in Singapore and Peru extend our geographical reach," added Beardall. "We anticipate obtaining regulatory approvals in other foreign markets, including China and Mexico, later this year."
Net loss for the quarter ended December 31, 2015, was $124,681, compared to $133,543 for the quarter ended December 31, 2014. Net loss applicable to common shareholders for the quarter ended December 31, 2015, was $205,181, compared to $133,543 for the quarter ended December 31, 2014. Net loss for the six months ended December 31, 2015, was $306,243, compared to $92,619 for the six months ended December 31, 2014. Net loss applicable to common shareholders for the six months ended December 31, 2015, was $467,243, compared to $92,619 for the six months ended December 31, 2014. Net loss applicable to common shareholders recognizes the accrued dividends on preferred stock during the current quarter and six-month periods, which totaled $80,500 and $161,000, respectively and was payable in common stock.

"In addition to our organic growth strategy, we are implementing an M&A strategy to acquire businesses that fit a defined acquisition strategy designed to enhance our product offering, leverage our manufacturing ability and/or extend our market reach," said Cullimore. "We continue to evaluate a number of acquisition opportunities."
"During the quarter, we welcomed aboard two new directors," added Cullimore.  "David Holtz and Scott Klosterman both have excellent leadership experience in the healthcare field at Integra Lifesciences and DJO Global, respectively, and we look forward to their contributions on our board."
Dynatronics has scheduled a conference call for investors today at 4:30 p.m. ET (2:30 p.m. MT). Those wishing to participate should call (877) 471-2694 passcode 35725328.
The following is a summary of the financial results as of December 31, 2015 and 2014, and for the quarter and six months then ended:
Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$7,475	$7,303	$14,872	$14,520
Cost of sales	4,798	4,840	9,684	9,488
Gross profit	2,677	2,464	5,188	5,031

Selling, general, and admin. expenses	2,469	2,237	4,825	4,411
Research and development expenses	254	235	519	452
Non-recurring acquisition costs	-	143	-	220
Other expense, net	73	75	150	118
Loss before income taxes	(119)	(226)	(306)	(170)
Income tax provision (benefit)	5	(92)	-	(77)
Net loss	$(125)	$(134)	$(306)	$(93)
8% convertible preferred stock dividend	(81)	-	(161)	-
Net loss available to common stockholders	$(205)	$(134)	$(467)	$(93)
Net loss attributable to common stockholders per share - basic and diluted	$(.08)	$(.05)	$(.18)	$(.04)

Balance Sheet Highlights
In thousands, except per share amounts

	December 31, 2015		June 30, 2015

Cash and cash equivalents	$	$ 2,134	$3,926
Trade accounts receivable		3,017	3,347
Inventories, net		5,471	5,422
Total current assets		11,302	13,313

Line of credit		733	1,910
Accounts payable		1,844	2,520
Accrued expenses		273	280
Accrued payroll and benefits expense		330	263
Total current liabilities		3,789	5,572

About Dynatronics Corporation:
Dynatronics manufactures, markets and sells advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, and podiatry markets. More information regarding Dynatronics is available at www.dynatronics.com.

Safe Harbor Notification
This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Forward-looking statements in this press release include statements regarding expansion into new markets. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company's SEC reports.

Contacts
Dynatronics Corporation	EVC Group
Bob Cardon	Chris Dailey/Michael Polyviou
800-874-6251 or 801-568-7000	646-445-4800
bobc@dynatronics.com	cdailey@evcgroup.com /
mpolyviou@evcgroup.com